Exhibit 5.1

August 17, 2012

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Zynga Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 43,295,554 shares of the Company’s Class A common stock, par value $0.00000625, including (i) 28,863,703 shares of Class A Common Stock (the “EIP Shares”) pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 EIP”), and (ii) 14,431,851 shares of Class A Common Stock (the “ESPP Shares”) pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP” and together with the 2011 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares and the ESPP Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp